Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF

SCHEDULE 13D

The undersigned being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule 13D (including amendments thereto) jointly on behalf of each such party.

Dated: April 17, 2020	Bain Capital Life Sciences Fund II, L.P.

	By:	Bain Capital Life Sciences Investors II, LLC
its general partner

	By:	Bain Capital Life Sciences Investors, LLC
its manager

	By:	/s/ Andrew Hack, M.D., Ph.D.
	Name:	Andrew Hack, M.D., Ph.D.
	Title:	Managing Director

BCIP Life Sciences Associates, LP

	By:	Boylston Coinvestors, LLC
its general partner

	By:	/s/ Andrew Hack, M.D., Ph.D.
	Name:	Andrew Hack, M.D., Ph.D.
	Title:	Authorized Signatory